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                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]     Preliminary Proxy Statement

[_} Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_]     Definitive Proxy Statement

[_]     Definitive Additional Materials

[X]     Soliciting Material under Section 240.14a-12


                        Nobel Learning Communities, Inc.
             ------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

          ____________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the Appropriate box):

[X]     No fee required

[_]     $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
        Item 22(a)(2) of Schedule 14A.

[_]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

        1)       Title of each class of securities to which transaction applies:


        2)       Aggregate number of securities to which transaction applies:


        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)       Proposed maximum aggregate value of transaction:


        5)       Total fee paid:


[_]     Fee paid previously by written preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1)       Amount Previously Paid:________________________________________

        2)       Form Schedule or Registration Statement No.:___________________

        3)       Filing Party:__________________________________________________

        4)       Date Filed:____________________________________________________





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On August 6, 2002, Nobel Learning Communities, Inc., a Delaware corporation
("Nobel"), issued a press release announcing that it entered into a definitive merger agreement with Socrates Acquisition Corporation. A copy of the press release issued by Nobel on August 6, 2002, is attached hereto.

AVAILABILITY OF PROXY STATEMENT

Nobel plans to file and mail to its stockholders a proxy statement containing information about Nobel, the merger and related matters. Stockholders are urged to read the proxy statement carefully when it becomes available, as it will contain important information that stockholders should consider before making a decision about the merger. Stockholders will be able to obtain a free copy of the proxy statement (when available), as well as other relevant filings containing information about Nobel, from the Securities and Exchange Commission's website at www.sec.gov. Copies of the proxy statement, when available, and other Nobel filings will also be available to stockholders by directing a request to R. Zobel or K. Herman, Nobel Learning Communities, Inc., Rose 1615 West Chester Pike, West Chester, PA 19382, (484) 947-2000.

Set forth below is the full text of the press release:

For Immediate Release

                     NOBEL LEARNING COMMUNITIES, INC. SIGNS
                    MERGER AGREEMENT FOR $7.75 CASH PER SHARE

West Chester, PA, August 6, 2002 - Nobel Learning Communities, Inc. (NASDAQ:
NLCI), a leading for-profit provider of education and school management services for the pre-elementary through 12th grade market, announced today that it has entered into a definitive agreement to be acquired by a newly-formed corporation organized by certain senior management of Nobel Learning Communities, Inc., Gryphon Partners II, L.P. and Cadigan Investment Partners. Nobel will continue to operate under its current name and operating structure.

The agreement provides that, other than as to certain shares owned by members of management, the acquiror will pay $7.75 in cash for each outstanding share of the Company's common stock and that the Company's outstanding stock options will be converted into the right to receive a cash payment equal to the value of such options. The purchase price represents approximately a thirty-two percent (32%) premium over the closing market price of the Company's common stock on August 5, 2002. The aggregate value of the transaction, including the amount of debt to be assumed, is approximately $110 million.

The Company's Board of Directors, acting upon the unanimous recommendation of the Special Committee of the Board comprised of three disinterested directors, approved the transaction. In reaching its decision, the Special Committee and the Board received a fairness opinion from the Company's financial advisor, Legg Mason Wood Walker, Inc.

Jack Clegg, Chairman and Chief Executive Officer of Nobel Learning Communities, Inc. said, "We are delighted to announce the proposed merger. We believe that the $7.75 all cash offer provides an attractive price for our stockholders, especially in the current economic environment.

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We are also pleased that the Gryphon/Cadigan group shares our commitment to provide quality education, products and services to our students and to continue the Company's growth."

Jeffrey Ott, Partner of Gryphon Partners II, L.P. stated, "We look forward to working with Jack Clegg, his team and Cadigan Partners in supporting the expansion of the Company's business, which continues to have a positive impact on the education of our nation's children."

Michael Tokarz, Chairman of Cadigan and former general partner at Kohlberg Kravis Roberts & Co. stated that "the level of experience of the management team coupled with the integrity of the Company's mission is what attracted us to commit to this investment." David Luttway, Principal of Cadigan Partners added, "We share the Company's commitment to offering parents the highest quality education choices for their children, and we look forward to maintaining the Company's family-like relationship with its employees."

The acquisition is expected to be completed during the second quarter of fiscal year 2002/2003 and is subject to approval by a majority of the Company's stockholders, the availability of certain financing, the expiration of the applicable waiting period under the Hart-Scott Rodino Act and other customary conditions. A special meeting of Nobel Learning Communities, Inc.'s stockholders will be scheduled as soon as practical following approval of proxy materials by the Securities and Exchange Commission (the "SEC"). Commitment letters have been obtained with respect to all necessary financing in connection with the transaction.

In connection with the solicitation of proxies with respect to the special meeting of stockholders of Nobel Learning Communities, Inc. concerning the proposed transaction, Nobel Learning Communities, Inc. will file with the SEC, and will furnish to security holders of Nobel Learning Communities, Inc., a proxy statement, which security holders are advised to read as it will contain important information. Security holders will be able to obtain a free-of-charge copy of such proxy statement (when available) and other relevant documents filed with the SEC from the SEC's website at www.sec.gov. Such proxy statement and other documents will also, when available, be provided to security holders by directing a request to R. Zobel or K. Herman, Nobel Learning Communities, Inc., Rose 1615 West Chester Pike, West Chester, PA 19382, (484) 947-2000. Nobel Learning Communities, Inc., Gryphon, Cadigan and certain of their respective directors, executive officers and other members of management and employees may be soliciting proxies from Nobel Learning Communities, Inc.'s stockholders in favor of the transactions. Information regarding the persons who may, under the rules of the SEC, be considered "participants" in the solicitation of proxies in connection with the proposed transactions will be set forth in the proxy statement when it is filed with the SEC. These individuals may have interests in the proposed business combination, some of which may differ from or may be in addition to those of Nobel Learning Communities, Inc.'s stockholders generally.

Nobel Learning Communities, Inc. owns and operates 176 schools in 15 states: pre-elementary schools; elementary schools, middle schools, high schools, charter schools and schools for learning challenged children with the capacity to educate 27,000 children. Nobel Learning Communities continues to be one of the very few school operators in the K-12 segment of the industry whose business efficiencies produce profits while delivering a high quality education for its students in an exceptional environment.

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About Gryphon Partners II, L.P.

Based in San Francisco, CA, Gryphon Partners II, L.P. focuses on leveraged acquisitions of and growth investments in middle-market companies in partnership with experienced management. With approximately $500 million of committed equity capital under management, Gryphon typically seeks to invest $20 to $100 million of its own capital in companies that are valued between $50 million and $500 million. Gryphon's limited partners include some of the most respected institutions and individuals in the private equity industry, including the state public pension funds of Oregon, Washington, Colorado and Pennsylvania, as well as the personal capital of the partners and investment professionals of Kohlberg Kravis Roberts & Co., the Texas Pacific Group and Oak Hill Partners. Gryphon believes that superior returns can be earned for its limited partners and management teams through a focus on growing the inherent operating value of a company versus a focus on financial engineering. As a result, Gryphon prioritizes investment opportunities where it can form partnerships with owners and executives to proactively assist them through Gryphon's capital, professional resources and experiences to build a leading company with exceptional growth characteristics. Gryphon's fulltime professional resources include both investment and operations professionals, who work on an integrated basis to maximize the value Gryphon provides to its portfolio companies.


About Cadigan Investment Partners

Cadigan Investment Partners, Inc. ("Cadigan") is a leveraged buyout firm investing its partners' private capital to acquire and build middle-market companies with management. Cadigan's principals have over 40 years of experience in private equity investments and management buyouts, and have made these investments across widely varying economic climates, stock market conditions and interest rate environments. Recent acquisitions by Cadigan over the past 12 months include the $130 million leveraged buyout of American Coin Merchandising, Inc., the leading U.S. operator of amusement vending equipment, and the $60 million management buyout of la Madeleine, Inc., the leading French bakery cafe chain in the Southeast. These companies generate approximately $300 million in revenues and have over 4,500 employees.

Michael Tokarz is Chairman of Cadigan and member of The Tokarz Group, and Pericles Navab is President of Cadigan. Until February 2002, Mr. Tokarz was a General Partner of Kohlberg Kravis Roberts & Co. where he spent 17 years and completed over $25 billion of acquisition financing and more than $3.5 billion of equity investments, including transactions such as Safeway, Beatrice, Fleet Bank and First Interstate Bancorp. Mr. Navab has over 10 years of experience in private equity involving over 5 platform investments and 15 add-on acquisitions. Mr. Navab is also responsible for originating and executing the American Coin and la Madeleine acquisitions.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include changes in market demand, market conditions, competitive activities, as well as the acceptance of newly developed and converted schools and the performance of acquired businesses. The Company undertakes no obligation to update publicly

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any forward-looking statements, whether as a result of new information, future events, or otherwise. Other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission.